UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 9, 2011 (March 2, 2011)

Players Network
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	000-29363	88-0343702
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1771 E. Flamingo Rd #202A Las Vegas, NV		89119
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(702) 734-3457

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Appointment of Peter Heumiller

Effective March 2, 2011 the Board of Directors (the “Board”) of Players Network (the “Company”) appointed Peter Heumiller, President of the Company to serve until his successor is duly elected and qualified.

Peter Heumiller served as Vice President of Content Acquisitions at Comcast from July 2004 to April 2009 where he co-founded Comcast's in-house Select on Demand multi-platform content incubator and developed new VOD/broadband content brands and networks.  In addition, Mr. Heumiller has helped negotiate content sponsorship and promotional and equity partnerships with leading advertising brands. He started unique branded entertainment original programming and developed transactional (Pay per View and Subscription VOD) content programming. He also created product merchandising and sales programming, developed ecommerce stores, call center and back-end fulfillment partnerships while creating lines of brand name retail DVD’s.  Mr. Heumiller also oversaw promotions, marketing, PR, and syndication activities.

Prior to his work at Comcast, Mr. Heumiller had helped launch the Mag Rack VOD efforts at Cablevision. As an entrepreneur, he created, built and sold a chain of video retail stores in October 1990 and a special interest video distributorship in July 1999.  Recently, he also helped launch new media efforts in South America, with a particular focus on Brazil.

A copy of the press release announcing the appointment of Mr. Heumiller is furnished hereto as Exhibit 99.1. The information in the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Terms of Employment Agreement

Effective March 1, 2011 the Company entered into an employment agreement (the “Employment Agreement”) with Peter Heumiller pursuant to which Mr. Heumiller will serve as the Company’s President.  Mr. Heumiller’s Employment Agreement is for an initial term commencing on March 1, 2011 and ending on February 28, 2013.

Pursuant to the Employment Agreement, Mr. Heumiller will be paid a base salary of $90,000 for his services as President.  The base salary will be paid in accordance with the Company normal payroll practices and subject to the required withholding.  Mr. Heumiller will be eligible to participate in an annual management bonus plan within three months of the Effective Date.  In addition, Mr. Heumiller will be entitled to receive a quarterly bonus based on the Company’s net revenues during each fiscal quarter (“Stretch Bonus”).

If Mr. Heumiller is terminated without “cause,” he is entitled to receive, subject to the execution of a general release: (i) immediate payment in full of an amount equal to his monthly base salary (as in effective immediately prior to the termination) multiplied by the number of months remaining under the term of the Employment Agreement and (ii) an immediate payment in an amount equal to the last Stretch Bonus payment multiplied by the number of quarters remaining under the term of the Employment Agreement.  If termination occurs in the middle of a month or quarter, any payments will be prorated.  If Mr. Heumiller’s employment is terminated due to death or disability, he or his heirs, is entitled to any accrued but unpaid salary, plus a continuation of salary for up to six months, plus a prorated monthly Stretch Bonus based on the last quarterly Stretch Bonus received by Mr. Heumiller for a period of six months.

Also pursuant to the Employment Agreement, the Company granted Mr. Heumiller a non-qualified stock option (the “Option”) to purchase 1,200,000 shares of the Company’s common stock at an exercise price equal to $0.25 per share.  The Option vests as to 1/24th of the underlying shares on a monthly basis following the date of grant, so the Option will be fully vested and exercisable two years from the Effective Date, subject to Mr. Heumiller’s continued service to the Company.  In addition, in connection with the Employment Agreement, and pursuant to a restricted stock award agreement, the Company agreed to issue Mr. Heumiller 1,200,000 shares of the Company’s common stock.  The Award vest with respect to 1/24th of the shares underlying the Award monthly, subject to Mr. Heumiller’s continued service to the Company.

The foregoing description of the material terms of the Employment Agreement, does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement a copy of which is filed as Exhibit 10.1 to this Report.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit
10.1	Employment Agreement by and between Players Network and Peter Heumiller dated March 1, 2011
99.1	Press Release

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAYERS NETWORK
Date: March 9, 2011	By:	/s/ Mark Bradley
Mark Bradley,
Chief Executive Officer